Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258149

PROSPECTUS SUPPLEMENT NO. 20

(to prospectus dated August 6, 2021)

THE BEACHBODY COMPANY, INC.

4,866,417 SHARES OF COMMON STOCK

5,333,333 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

306,667 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 6, 2021 (the “Prospectus”), related to (i) the offer and sale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 4,866,417 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation (“we,” “us,” “our” and similar terms), and (b) 5,333,333 warrants to purchase Class A Common Stock, every 50 warrants exercisable for one share of Class A Common Stock at an exercise price of $575.00 per share (the “private placement warrants”) and (ii) the issuance by us of up to 306,667 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on January 12, 2024 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODY.” On January 11, 2024, the closing sale price per share of our Class A Common Stock was $10.32.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 12, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 09, 2024

The Beachbody Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39735	85-3222090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Continental Blvd Suite 400
El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 883-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODY	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Consent and Amendment to Financing Agreement

On January 9, 2024 (the “Closing Date”), Beachbody, LLC (the “Borrower”), a subsidiary of The Beachbody Company, Inc. (the “Company”), the lenders party thereto and Blue Torch Finance, LLC (“Blue Torch”), as collateral agent and as administrative agent, entered into that certain Consent No. 1 and Amendment No. 3 to Financing Agreement (the “Consent and Amendment”), which amended the Company’s existing Financing Agreement, dated as of August 8, 2022 (as previously amended, the “Financing Agreement”), by and among the Company, the Borrower, the lenders party thereto from time to time and Blue Torch, as collateral agent and as administrative agent, which provided for a senior secured term loan facility in an original aggregate principal amount of $50.0 million (the “Credit Facility”).

The Consent and Amendment, among other things, (i) consents to the sale of certain assets by the Borrower and (ii) amends certain terms of the Financing Agreement, including without limitation, the minimum liquidity financial covenant thereunder, such that the minimum liquidity levels shall be (A) $19.0 million at all times from the Closing Date through March 31, 2024, and (B) $24.0 million at all times thereafter through the maturity of the Credit Facility.

In connection with the Consent and Amendment, on the Closing Date, the Borrower made a partial prepayment of the term loans under the Credit Facility in an aggregate principal amount of $1.0 million, together with accrued interest thereon and a related prepayment premium equal to $30,000.

The foregoing summary of the Consent and Amendment is qualified in its entirety by reference to the full text of the Consent and Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Consent No. 1 and Amendment No. 3 to Financing Agreement, dated as of January 9, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Beachbody Company, Inc.

Date:	January 12, 2024	By:	/s/ Kush Desai
Kush Desai, Executive Vice President and Deputy General Counsel

EX 10.1

EXECUTION VERSION

CONSENT NO. 1 AND AMENDMENT NO. 3 TO FINANCING AGREEMENT

This CONSENT NO. 1 AND AMENDMENT NO. 3 TO FINANCING AGREEMENT (this “Agreement”) dated as of January 9, 2024 (the “Consent Effective Date”), is made by and among BEACHBODY, LLC, a Delaware limited liability company (the “Borrower”), the lenders party hereto (each a “Lender” and collectively, the “Lenders”), BLUE TORCH FINANCE, LLC, a Delaware limited liability company (“Blue Torch”), as collateral agent for the Lenders (in such capacity, together with its permitted successors and assigns in such capacity, the “Collateral Agent”) and Blue Torch, as administrative agent for the Lenders (in such capacity, together with its permitted successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

WHEREAS, the Borrower, the Parent, the other Guarantors and the Lenders party thereto from time to time, the Administrative Agent and the Collateral Agent are party to that certain Financing Agreement, dated as of August 8, 2022 (as amended by that certain Amendment No. 1 to Financing Agreement, dated as of October 4, 2022 and that certain Amendment No. 2 to Financing Agreement, dated as of July 24, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”); and

WHEREAS, the Borrower desires to make a Disposition of all of its Investments in Feed Media Group (“FMG”) (the “Specified Disposition”) and have requested that the Required Lenders consent to such Disposition for cash, and such Required Lenders are willing to do so on the terms and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Financing Agreement, after giving effect to this Agreement, are used herein as defined therein. This Agreement shall constitute a Loan Document for all purposes of the Financing Agreement and the other Loan Documents.

Section 2. Consent. Subject to the satisfaction of the conditions precedent specified in Section 5 below, effective as of the Consent Effective Date, notwithstanding anything to the contrary in Section 7.02(c)(ii) of the Financing Agreement, the Required Lenders hereby consent to the Specified Disposition (the foregoing consent, the “Specified Consent”). This Agreement is limited in nature and nothing contained herein is intended or shall be deemed or construed (i) to constitute a consent or waiver of the limitations on any future Dispositions otherwise prohibited under the Financing Agreement or any other Loan Document or compliance with any term or provision of any Loan Document (other than pursuant to the Specified Consent) or applicable law or (ii) to establish a custom or course of dealing between the Loan Parties, on the one hand, and the Agent and/or any Lender, on the other hand.

Section 3. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 5 below, effective as of the Consent Effective Date:

(a) Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions in proper alphabetical order:

EX 10.1

““Consent” means that certain Consent No. 1 and Amendment No. 3 to Financing Agreement, dated as of January 9, 2024, by and among the Borrower, the Collateral Agent, the Administrative Agent and the Lenders party thereto.”

““Consent Effective Date” means the Consent Effective Date, as such term is defined in the Consent.”

(b) Section 7.03(b) of the Financing Agreement is hereby amended and restated in its entirety as follows:

“(b) Liquidity. Permit Liquidity to be less than (i) at any time from the period commencing on the Effective Date through and including December 31, 2022, $10,000,000, (ii) at any time from the period commencing January 1, 2023 through the Second Amendment Effective Date, $12,500,000, (iii) at any time from the period commencing on the Second Amendment Effective Date through the Consent Effective Date, $20,000,000, (iv) at any time from the period commencing on the Consent Effective Date through and including March 31, 2024, $19,000,000 and (iii) at any time from the period commencing April 1, 2024 through and including the Final Maturity Date, $24,000,000.”

Section 4. Representations and Warranties. The Borrower represents and warrants to each Agent and the Lenders that, as of the date of this Agreement, after giving effect to the terms of this Agreement:

(a)
the representations and warranties contained in Article VI of the Financing
Agreement and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant thereto on or prior to the Consent Effective Date are true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties are true and correct in all respects) on and as of the Consent Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty is true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties are true and correct in all respects) on and as of such earlier date);
(b)
no Default or Event of Default has occurred and is continuing on the Consent
Effective Date or would result from this Agreement becoming effective in accordance with its terms; and
(c)
the total consideration of the Specified Disposition does not exceed $1,000,000.00.

Section 5. Conditions Precedent. The consent set forth in Section 2 hereof and the amendments set forth in Section 3 hereof shall become effective upon satisfaction of the following conditions:

(a)
Execution. The Agents (or their counsel) shall have received from the Borrower and each Lender party to the Financing Agreement constituting Required Lenders either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy or electronic transmission (e.g., “pdf”) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement; and
(b)
Consent Effective Date Certificate. The Borrower shall have delivered to the
Administrative Agent a certificate signed by an Authorized Officer of the Borrower certifying as to the matters specified in Sections 4(a) and (b).

EX 10.1

Section 6. No Novation or Mutual Departure. The Borrower expressly acknowledges and agrees that there has not been, and this Agreement does not constitute or establish, a novation with respect to the Financing Agreement or any other Loan Document, or a mutual departure from the strict terms, provisions, and conditions thereof, other than as specified herein. Except as otherwise expressed herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Administrative Agent, the Collateral Agent and the Lenders under the Financing Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Financing Agreement or any of the other Loan Documents. Except as set forth herein, the Financing Agreement and all other Loan Documents shall remain unchanged and in full force and effect and the Borrower hereby ratifies and confirms its obligations thereunder as of the date hereof. This Agreement shall not constitute a course of dealing between the Loan Parties, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, at variance with the Financing Agreement or any other Loan Document such as to require further notice by the Administrative Agent, the Collateral Agent and the Lenders to any Loan Party to require strict compliance with the terms of the Financing Agreement and the other Loan Documents in the future, except as expressly set forth herein.

Section 7. Confirmation. The Borrower (a) confirms its obligations under the Loan

Documents as of the date hereof, (b) confirms that its obligations under the Financing Agreement as modified and expanded hereby are entitled to the benefits of the pledges set forth in the Loan Documents, (c) confirms that its obligations under the Financing Agreement as modified and expanded hereby constitute Obligations and (d) agrees that the Financing Agreement as modified hereby is the Financing Agreement under and for all purposes of the Loan Documents. Each party, by its execution of this Agreement, hereby confirms that the Obligations shall remain in full force and effect as of the date hereof, and such Obligations shall continue to be entitled to the benefits of the grant set forth in the Collateral Documents.

Section 8. Prepayment. Not later than one (1) Business Day following the receipt of the total consideration of the Specified Disposition, the Borrower shall have, pursuant to Section 2.05(b)(i) of the Financing Agreement, voluntarily prepaid to the Administrative Agent, for the ratable account of each Lender, the Initial Term Loans in an aggregate principal amount equal to $1,000,000.00 (the “Consent Prepayment Amount”), together with (A) payment in cash of all accrued interest (other than the Term Loan PIK Amount, which shall be capitalized in accordance with Section 2.04(a) of the Financing Agreement) to the date of such payment on the aggregate principal amount of Initial Term Loans so prepaid (i.e., $3,818.88 plus $347.17 for each day on or after the Consent Effective Date that the Consent Prepayment Amount has not been delivered to the Administrative Agent as of 5:00 p.m. (New York City time) on such day) and (B) the Prepayment Premium in an amount equal to three percent (3.0%) of such aggregate principal amount of Initial Term Loans so prepaid (i.e., $30,000.00) (for the avoidance of doubt, the sum of the Consent Prepayment Amount plus the amounts set forth in clauses (A) and (B) above payable one (1) day following the Consent Effective Date shall be $1,034,166.05 (the “Total Consent Consideration”); it being understood and agreed that, (i) notwithstanding anything set forth in the Financing Agreement to the contrary (including Section 2.05(b)(i) thereof), the Consent Prepayment Amount shall be applied to reduce the payment of Initial Term Loans required to be repaid on the Final Maturity Date pursuant to Section 2.03 of the Financing Agreement and shall not be applied to reduce the amount of any scheduled installment of principal and (ii) immediately after giving effect to the Consent Prepayment Amount, the outstanding principal amount of the Initial Term Loans is $34,096,911.46). For the avoidance of doubt, any failure to pay the Total Consent Consideration shall constitute an Event of Default under Section 9.01(a) of the Financing Agreement.

Section 9. Miscellaneous.

(a)
This Agreement shall be limited as written and nothing herein shall be deemed to constitute an amendment or waiver of any other term, provision or condition of any of the Loan Documents in any other instance than as expressly set forth herein or prejudice any right or remedy that any Lender or any Agent may now have or may in the future have under any of the Loan Documents. Except as herein provided, the Financing Agreement shall remain unchanged and in full force and effect. This Agreement, the Financing Agreement, the Security Agreement and the other Loan Documents constitute the entire

EX 10.1

agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The provisions of Section 12.08 of the Financing Agreement are hereby incorporated herein, mutatis mutandis.
(b)
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
(c)
Each of the undersigned Lenders, by its execution hereof, authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver this Agreement upon the satisfaction of the conditions precedent described above (which shall be conclusively evidenced by such Lender’s execution hereof).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

BEACHBODY, LLC By: /s/ Marc Suidan

Name: Marc Suidan

Title: CFO

EX 10.1

COLLATERAL AGENT AND ADMINISTRATIVE

AGENT:

BLUE TORCH FINANCE, LLC

By: /s/ Kevin Genda

Name: Kevin Genda

Title: CEO

EX 10.1

LENDERS:

BTC HOLDINGS FUND II LLC

By: Blue Torch Credit Opportunities Fund II LP,

its sole member

By: Blue Torch Credit Opportunities GP II LLC,
its general partner

By: KPG BTC Management LLC, its sole member

/s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BTC OFFSHORE HOLDINGS FUND II-B LLC

By: Blue Torch Offshore Credit Opportunities

Master Fund II LP, its sole member

By: Blue Torch Offshore Credit Opportunities GP
II LLC, its general partner

By: KPG BTC Management LLC, its sole member

/s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BTC OFFSHORE HOLDINGS FUND II-C LLC

By: Blue Torch Offshore Credit Opportunities

Master Fund II LP, its sole member

By: Blue Torch Offshore Credit Opportunities GP
II LLC, its general partner

By: KPG BTC Management LLC, its sole member

/s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BTC HOLDINGS SBAF FUND LLC

By: Blue Torch Credit Opportunities SBAF Fund

LP, its sole member

By: Blue Torch Credit Opportunities SBAF GP
LLC, its general partner

By: KPG BTC Management LLC, its sole member

/s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

EX 10.1

BTC HOLDINGS SBAF FUND-B LLC

By: Blue Torch Credit Opportunities SBAF Fund

LP, its sole member

By: Blue Torch Credit Opportunities SBAF GP
LLC, its general partner

By: KPG BTC Management LLC, its sole member

/s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BTC HOLDINGS KRS FUND LLC

By: Blue Torch Credit Opportunities KRS Fund

LP, its sole member

By: Blue Torch Credit Opportunities KRS GP
LLC, its general partner

By: KPG BTC Management LLC, its sole member

/s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BLUE TORCH CREDIT OPPORTUNITIES FUND III LP

By: Blue Torch Credit Opportunities GP III LLC,
its general partner

By: KPG BTC Management LLC, its sole member

/s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BTC OFFSHORE HOLDINGS FUND III LLC

By: Blue Torch Offshore Credit Opportunities

Master Fund III LP, its sole member

By: Blue Torch Offshore Credit Opportunities GP
III LLC, its general partner

By: KPG BTC Management LLC, its managing
member

/s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

EX 10.1

BTC HOLDINGS SC FUND LLC

By: Blue Torch Credit Opportunities SC Master

Fund LP, its sole member

By: Blue Torch Credit Opportunities SC GP LLC,
its general partner

By: KPG BTC Management LLC, its sole member

/s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BTC HOLDINGS FUND III LLC

By: Blue Torch Credit Opportunities Fund III LP, its Sole Member

By: Blue Torch Credit Opportunities GP III LLC, its General Partner

By: KPG BTC Management LLC, its sole member

By: /s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member

BLUE TORCH CREDIT OPPORTUNITIES FUND II LP

By: Blue Torch Credit Opportunities GP II LLC, its general partner

By: KPG BTC Management LLC, its sole member

By: /s/ Kevin Genda

Name: Kevin Genda

Title: Managing Member